Exhibit 99.1

SemiLEDs Reports Fourth Quarter and Fiscal Year End 2021

Financial Results

Hsinchu, Taiwan (November 26, 2021)— SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the fourth quarter and full year of fiscal year 2021, ended August 31, 2021.

Revenues for both the fourth quarter and third quarter of fiscal 2021 were $1.4 million. GAAP net loss attributable to SemiLEDs stockholders for the fourth quarter of fiscal 2021 increased to $1.8 million, or $(0.42) per diluted share, compared to a net loss of $64 thousand, or $(0.02) per diluted share, in the third quarter of fiscal 2021.

GAAP gross margin for the fourth quarter of fiscal 2021 decreased to 11%, compared with gross margin for the third quarter of fiscal 2021 of 46%. Operating margin for the fourth quarter of fiscal 2021 decreased to negative 135%, compared with negative 41% for the third quarter of fiscal 2021. The Company’s cash and cash equivalents were $4.8 million at August 31, 2021, compared to $1.7 million at the end of the third quarter of fiscal 2021.

We are unable to forecast revenues for the first quarter ending November 30, 2021 at this time given the continuing uncertain impact of COVID-19 on the economy and the Company.

Revenues for fiscal year 2021 decreased to $4.7 million, compared to $6.1 million in fiscal year 2020. GAAP net loss attributable to SemiLEDs stockholders for fiscal year 2021 increased to $2.9 million, or $(0.68) per diluted share, compared to a net loss of $544 thousand, or $(0.15) per diluted share, in fiscal year 2020.

GAAP gross margin for fiscal year 2021 decreased to 22%, compared with gross margin for fiscal year 2020 of 26%. Operating margin for fiscal year 2021 decreased to negative 83%, compared with negative 34% in fiscal year 2020. The Company’s cash and cash equivalents were $4.8 million as of August 31, 2021, compared to $2.8 million as of August 31, 2020.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, the potential continuing impact of the COVID-19 pandemic on our business; strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee
Chief Financial Officer
SemiLEDs Corporation
+886-37-586788
investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	August 31,	August 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,833	$2,832
Restricted cash and cash equivalents	90	85
Accounts receivable (including related parties), net	865	1,331
Inventories	3,937	2,476
Prepaid expenses and other current assets	329	781
Total current assets	10,054	7,505
Property, plant and equipment, net	5,244	5,645
Operating lease right of use assets	1,635	203
Intangible assets, net	126	89
Investments in unconsolidated entities	1,011	952
Other assets	169	186
TOTAL ASSETS	$18,239	$14,580
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$5,109	$4,750
Accounts payable	753	536
Advance receipt toward the convertible note	-	500
Accrued expenses and other current liabilities	2,783	2,654
Other payable to related parties	764	460
Operating lease liabilities, current portion	98	97
Total current liabilities	9,507	8,997
Long-term debt, excluding current installments	2,569	2,909
Operating lease liabilities, less current portion	1,537	106
Total liabilities	13,613	12,012
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	182,255	177,235
Accumulated other comprehensive income	3,543	3,647
Accumulated deficit	(181,211)	(178,360)
Total SemiLEDs stockholders’ equity	4,587	2,522
Noncontrolling interests	39	46
Total equity	4,626	2,568
TOTAL LIABILITIES AND EQUITY	$18,239	$14,580

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended		Year Ended August 31,
	August 31, 2021	May 31, 2021	2021	2020
Revenues, net	$1,371	$1,439	$4,735	$6,068
Cost of revenues	1,221	775	3,702	4,478
Gross profit	150	664	1,033	1,590
Operating expenses:
Research and development	461	528	1,623	1,538
Selling, general and administrative	1,536	730	3,614	2,808
Gain on disposals of long-lived assets, net	—	(2)	(286)	(669)
Total operating expenses	1,997	1,256	4,951	3,677
Loss from operations	(1,847)	(592)	(3,918)	(2,087)
Other income (expenses):
Gain on disposals of investment	—	—	—	634
Interest income (expenses), net	(93)	(94)	(371)	(358)
Other income (loss), net	139	474	1,090	912
Foreign currency transaction gain (loss), net	(38)	155	342	352
Total other income, net	8	535	1,061	1,540
Loss before income taxes	(1,839)	(57)	(2,857)	(547)
Income tax expense	—	—	—	—
Net loss	(1,839)	(57)	(2,857)	(547)
Less: Net (loss) gain attributable to noncontrolling interests	(4)	7	(6)	(3)
Net loss attributable to SemiLEDs stockholders	$(1,835)	$(64)	$(2,851)	$(544)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.42)	$(0.02)	$(0.68)	$(0.15)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	4,413	4,060	4,180	3,921

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